AXA PREMIER VIP TRUST

1290 Avenue of the Americas

New York, New York 10104

February 22, 2017

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration - AXA Premier VIP Trust – Registration Statement on
Form N-14 Pre-Effective Amendment No. 2 (“PEA No. 2”) (File No. 333-215585)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA No. 2 to its registration statement on Form N-14 be accelerated to February 22, 2017. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

AXA PREMIER VIP TRUST

By:	/s/ Steven M. Joenk
Steven M. Joenk
Trustee, Chairman, President and
Chief Executive Officer

AXA DISTRIBUTORS, LLC

1290 Avenue of the Americas

New York, New York 10104

February 22, 2017

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration - AXA Premier VIP Trust – Registration Statement on
Form N-14 Pre-Effective Amendment No. 2 (“PEA No. 2”) (File No. 333-215585)

Ladies and Gentlemen:

As principal underwriter for AXA Premier VIP Trust (“Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of PEA No. 2 to the Trust’s registration statement on Form N-14 be accelerated to February 22, 2017. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

AXA DISTRIBUTORS, LLC

By:	/s/ Brian Winikoff
Brian Winikoff
Chairman of the Board and Chief Executive Officer, AXA Distributors, LLC